UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2016

Ultratech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22248	94-3169580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Zanker Road, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 321-8835

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Compensation Committee of the Board of Directors of Ultratech, Inc. (the “Company”) has implemented an incentive compensation program for the 2016 fiscal year (the “2016 LTIP”) for Arthur W. Zafiropoulo, the Company’s Chief Executive Officer, and Bruce R. Wright, the Company’s Chief Financial Officer. The compensation program was approved by the Compensation Committee on February 24, 2016 and provides each executive a cash bonus opportunity under the Company’s Long Term Incentive Plan (the “LTIP”) and the Company’s 1993 Stock Option/.Stock Issuance Plan tied to the Company’s attainment of pre-established performance objectives for the 2016 fiscal year.

The bonus opportunity under the 2016 LTIP for Messrs. Zafiropoulo and Wright will be based on the Company’s attainment of revenue and non-GAAP operating income targets for 2016. Sixty-five percent of the bonus opportunity for each executive will be tied to the revenue goal, and the remaining thirty-five percent will be tied to the operating income goal. The Compensation Committee has established different performance goals for each performance metric, and the Company’s actual performance level relative to each goal will determine the bonus amount payable to the executive with respect to that metric. The target bonus amounts are as follows: for Mr. Zafiropoulo, the target bonus is $862,500, representing 150% of his current annual base salary level, and for Mr. Wright, the target bonus is $350,000, representing 100% of his current annual base salary level.

The potential bonus with respect to each performance goal, as a percentage of the executive’s target bonus allocated to that goal, is set forth below. Following the close of the 2016 fiscal year, the Compensation Committee will determine the actual bonus amount for each executive. If both performance goals are attained at the Threshold level, the executive will be awarded approximately 56% of his target bonus for the 2016 fiscal year (applying the relative weightings for each goal and the threshold payout levels below). If both performance goals are attained at the target level (identified as Tier I in the tables below), the executive will be awarded 100% his target bonus. If the actual level of attainment for either goal is between any two designated levels up to the highest tier level for that metric, the payout percentage for that goal will be interpolated on a straight line basis between those two levels. The payout percentage for the revenue goal is capped at 200%, and the payout percentage for the non-GAAP operating income goal is capped at 300%. Accordingly, each executive’s maximum bonus opportunity is 235% of his target bonus.

REVENUE GOAL

LEVEL OF ATTAINMENT	PAYOUT PERCENTAGE OF 65% COMPONENT OF TARGET BONUS
BELOW THRESHOLD	0%
THRESHOLD	50%
TIER I (TARGET)	100%
TIER II	125%
TIER III AND ABOVE	200%

OPERATING INCOME GOAL

LEVEL OF ATTAINMENT	PAYOUT PERCENTAGE OF 35% COMPONENT OF TARGET BONUS
BELOW THRESHOLD	0%
THRESHOLD	66%
TIER I (TARGET)	100%
TIER II	150%
TIER III	200%
TIER IV	250%
TIER V AND ABOVE	300%

Any bonus awarded to the executive will be paid in two equal installments, with the first installment to be payable promptly following the Compensation Committee’s determination of the bonus amount and the second installment to vest and be payable on December 31, 2017, subject to the executive’s continued service with the Company through the vesting date. The second installment will earn interest at the prime rate until paid and is subject to earlier vesting and payout if the executive’s employment terminates under certain circumstances or if a change in control of the Company occurs, in each case as provided in the LTIP.

Special Shareholder Return Bonuses for 2015

On February 24, 2016, the Compensation Committee also approved special bonuses for Mr. Zafiropoulo and Mr. Wright in the amounts of $100,000 and $50,000, respectively, based on the Company’s relative stock price performance and increased market capitalization during 2015 and the contributions of these executives to that performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: February 25, 2016

ULTRATECH, INC.

By:	/s/ Bruce R. Wright
Bruce R. Wright
Senior Vice President, Finance and Chief Financial Officer (Duly Authorized Officer and Principal Financial and Accounting Officer)